EXHIBIT 3.7

                         ARTICLES OF AMENDMENT TO
                        ARTICLES OF INCORPORATION
                                   OF
                           ADPADS INCORPORATED
                  (SERIES D CONVERTIBLE PREFERRED STOCK)


     Pursuant to the requirements of Section 7-106-102 of the Colorado Business Corporation Act, the undersigned Corporation submits the following Articles of Amendment to Articles of Incorporation.

     FIRST:   The name of the Corporation is ADPADS Incorporated.

     SECOND:   The Articles of Incorporation of the Corporation are hereby amended as follows:

     There is hereby established a series of Preferred Stock of the Corporation designated "Series D Convertible Preferred Stock." The number of shares of this series of Preferred Stock shall be five (5) shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

     1. Dividend Provisions. No dividends shall be paid on any share of Common Stock unless a dividend is paid with respect to all outstanding shares of Series D Convertible Preferred Stock in an amount for each such share of Series D Convertible Preferred Stock equal to the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series D Convertible Preferred Stock could then be converted. Such dividends shall be payable only when, as, and if declared payable to holders of Common Stock by the Board of Directors and shall be noncumulative. In the event the Corporation shall declare a distribution (other than any distribution described above) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series D Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series D Convertible Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series D Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

     2.      Liquidation Preference.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of Series D Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock, but in parity with the holders of the Series A, Series B and Series C Convertible Preferred Stock an amount per share equal to $100,000. If the assets and funds to be distributed among the holders of the Series D Convertible Preferred Stock and the Series A, Series B and Series C

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Convertible Preferred Stock shall be insufficient to permit the payment of the full preferential amounts to such holders, then the entire assets and funds of the Corporation legally available for the distribution shall be distributed among the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, and the the Series D Convertible Preferred Stock, pro rata, based on the respective liquidation amounts to which such series of stock is entitled. After payment has been made to the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred
Stock, and the Series D Convertible Preferred Stock, the remaining assets of the Corporation available for distribution to the holders of the Common Stock shall be distributed, among the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each at the time of such liquidation (assuming conversion of all such Series A, Series B, Series C and Series D Convertible Preferred Stock).

          (b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or the sale or any other corporate reorganization, in which shareholders of the Corporation receive distributions as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the stockholders of the Corporation hold more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization in which event such consolidation, merger, sale of assets, or reorganization shall not be treated as a liquidation, dissolution or winding up.

     3. Conversion. The Series D Convertible Preferred Stock may be converted into shares of the Series B Participating Preferred Stock of BFF Acquisition Corp., a wholly owned subsidiary of the Corporation, on the following terms and conditions (the "Conversion Rights"):

          (a) Option to Convert. Commencing immediately, holders of the Series D Convertible Preferred Stock shall also have the right to convert all or a portion of their shares into shares of Series B Participating Preferred Stock of BFF Acquisition Corp. at any time or from time to time upon notice to the Corporation on the terms and conditions set forth herein, provided, however, any shares converted can only be converted once.

          (b) Mechanics of Conversion. Upon the election of a holder of the Series D Convertible Preferred Stock to convert shares of such Preferred Stock, the holder of the shares of Series D Convertible Preferred Stock which are converted shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any authorized transfer agent for such stock together with a written statement that he elects to convert his preferred stock to the Series B Participating Preferred Stock of BFF Acquisition Corp. The Corporation or the transfer agent shall promptly issue and deliver at such office to such holder of Series D Convertible Preferred Stock a certificate or certificates for the number of shares of Series B Participating Preferred Stock to which such holder is thereby entitled. The effective date of such conversion shall be a date not later than 30 days after the date upon which the holder provides written notice of his election to convert to the Corporation or transfer agent.


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          (c)     Conversion Ratio.  Each share of Series D Convertible
Preferred Stock may be converted into one fully paid and nonassessable share of Series B Participating Preferred Stock of BFF Acquisition Corp. In the event that upon conversion of shares of Series D Convertible Preferred Stock a holder shall be entitled to a fraction of a share of Common Stock, no fractional share shall be issued and in lieu thereof the Corporation shall pay to the holder cash equal to the fair value of such fraction of a share.

          (d) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Convertible Preferred Stock against impairment.

     4. Status of Converted or Reacquired Stock. In case any shares of Series D Convertible Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall cease to be a part of the authorized capital stock of the Corporation.

     5. Voting Rights. The Series D Convertible Preferred Stock does not have any voting rights.

     6. Notices. Any notice required to be given to holders of shares of Series D Convertible Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery of the aforementioned address.

     THIRD:   Such Amendment was duly adopted by the Board of Directors of the
Corporation on the 31st day of March  2002.

     IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed by a duly authorized officer and duly attested by another such officer, to be hereunto affixed this 19th day of July 2002.

                              ADPADS INCORPORATED


                              By:/s/ Erica Ventley
                                 Erica Ventley, CFO


The name and mailing address of the individual who causes this document to be delivered for filing is Jon D. Sawyer, c/o Krys Boyle Freedman Graham Sawyer Terry & Moore, P.C., 600 17th Street, Suite 2700 South, Denver, Colorado 80202.




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